Exhibit 10.16

aTyr Pharma

April 21, 2015

Mark Goldberg

Re:	aTyr Pharma, Inc. Board of Directors

Dear Mark:

On behalf of aTyr Pharma, Inc. (the “Company”), we would like to extend the invitation to you to join the Company’s Board of Directors (the “Board”). Once you accept this invitation, we anticipate the Board moving quickly to formally appoint you as a member of the Board.

As you are aware, the Company is a Delaware corporation and, therefore, your rights and duties as a Board member are prescribed by Delaware law and our charter documents, as well as by the policies established by our Board from time to time. Upon the completion of the Company’s proposed initial public offering, the Company will also be subject to the rules and regulations of the U.S. Securities and Exchange Commission (the “SEC”) and the NASDAQ Stock Exchange (“NASDAQ”). In addition, please note that, as a director, you will be subject to the corporate policies that the Company will adopt, including the Company’s Code of Business Conduct, Communication Policy and Insider Trading Policy.

The Board will establish three standing committees – the Audit Committee, the Compensation Committee and the Nominating and Corporate Governance Committee, and from time to time, the Board may establish additional committees to which it may delegate certain duties. As a member of the Board, you may be asked to serve on one or more of such committees. In addition to committee meetings, which shall be convened as needed, our Board meetings are generally held at least quarterly at the Company’s headquarters, and you would be expected to attend these meetings, as well as any special meetings that may be scheduled from time to time.

You agree that you will hold in strictest confidence, and not use, except for the benefit of the Company, or disclose to any person, firm, corporation or other entity, without written authorization of the Board, any non-public, confidential or proprietary information of the Company, except to the extent that such disclosure or use may be required in direct connection with your duties as a member of the Board. It is expected that during the term of your Board membership you will not engage in any other employment, occupation, consulting or other business activity that competes with the business in which the Company is now involved in or becomes involved in during the term of your service on the Board, nor will you engage in any other activities that conflict with your obligations to the Company.

3545 John Hopkins Court
Suite #250
San Diego, CA 92121
858.731.8389 Phone
Brave Science	858.731.9384 Fax
Meaningful Medicines	www.atyrpharma.com

Mark Goldberg, M.D.

April 21, 2015

Page Two

As a non-employee director of the Board, you would be entitled to receive an initial grant of a non-qualified stock option to purchase 100,000 shares of the Company’s Common Stock, par value $0.001 per share (“Common Stock”), pursuant to the terms of the Company’s 2014 Stock Plan (as amended, the “Plan”), at an exercise price per share equal to the fair market value of the Common Stock on the date of the grant, as determined by the Board (the “Option”). The Option will be subject to the terms and conditions of the Plan and the standard stock option agreement provided pursuant to the Plan, which you will be required to sign as a condition of receiving the Option. Subject to your acceptance of this offer and your continued service on the Board, the Option will vest in thirty-six (36) equal monthly installments from date on which you are first appointed as a member of the Board; provided that the Option shall be exercisable immediately, regardless of whether such shares have vested at the time of exercise, subject to the Company’s retention of the right to purchase any unvested shares, at the original purchase price paid by you upon exercise, following the termination of the your Service (as defined in the Plan).

In addition to the initial Option grant, as a non-employee director of the Board, you would thereafter be entitled to receive the cash and equity compensation for your service set forth in the Company’s Board of Directors Compensation Plan, as it may amended from time to time (the “Director Compensation Policy”). The Director Compensation Policy is expected to be replaced in the near future in connection with the completion of the Company’s proposed initial public offering, and as such will provide for reimbursement of reasonable, customary and documented travel expenses to Board meetings as well as additional compensation for service on the Board and its committees.

The payment of compensation to Board members is subject to many restrictions under applicable law, and as such, you should be aware that the compensation set forth in the Director Compensation Policy is subject to such future changes and modifications as the Board, or its appropriate committees, may deem necessary or appropriate. In addition, please note that unless otherwise approved by our Board or required under applicable law, directors of our subsidiaries shall not be entitled to any compensation.

Please note that nothing in this letter or any agreement granting you equity incentive awards under any Company stock option or incentive plan should be construed to interfere with or otherwise restrict in any way the rights of the Company, its Board or stockholders from removing you from the Board or any committee in accordance with the provisions of applicable law. Furthermore, except as otherwise provided to other non-employee Board members or required by law, the Company does not intend to afford you any rights as an employee, including without limitation, the right to further employment or any other benefits.

We hope that you find the foregoing terms acceptable. You may indicate your agreement with these terms by signing and dating both the enclosed duplicate and original letter and returning them to me. By signing this letter you also represent that the execution and delivery of this agreement and the fulfillment of the terms hereof will not require the consent of another person, constitute a default under or conflict with any agreement or other instrument to which you are

Brave Science

Meaningful Medicines

Mark Goldberg, M.D.

April 21, 2015

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bound or a party. In addition, we will need you to complete, sign and deliver a standard director questionnaire.

We look forward to you joining the Board. We anticipate your leadership and experience will make a key contribution to our success at this critical time and going forward as we develop meaningful medicines for patients in grave need.

Sincerely,

/s/ John D. Mendlein

John D. Mendlein, Ph.D.

Chief Executive Officer and Executive Chairman

Acknowledged and Accepted:

/s/ Mark Goldberg
Mark Goldberg, M.D.

Brave Science

Meaningful Medicines